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                                                                       Exhibit 3



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              FERROTEC CORPORATION

                            (a Japanese corporation)

                           FERROTEC ACQUISITION, INC.

                          (a Massachusetts corporation)

                                       and

                            FERROFLUIDICS CORPORATION

                          (a Massachusetts corporation)

                                October 20, 1999
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (collectively, this "Agreement"), dated as of October 20, 1999, by and among FERROTEC CORPORATION, a Japanese corporation ("Ferrotec"), FERROTEC ACQUISITION, INC., a Massachusetts corporation (the "Merger Sub"), and FERROFLUIDICS CORPORATION, a Massachusetts corporation (the "Company").

         WHEREAS, the Merger (as hereinafter defined) and this Agreement require the affirmative vote of at least a majority of the issued and outstanding shares of the Company's Common Stock, par value $.004 per share (the "Common Stock"), for the approval thereof (the "Company Shareholder Approval");

         WHEREAS, the respective Boards of Directors of the Merger Sub and the Company have approved the merger of the Merger Sub with and into the Company, as set forth below (the "Merger"), in accordance with the Massachusetts Business Corporation Laws (the "MBCL"), and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is proposed that the Merger Sub shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock of the Company for $6.50 per share of Common Stock (the "Per Share Amount"), in accordance with the terms and subject to the conditions of this Agreement;

         WHEREAS, subsequent to the consummation of the Offer, the holders, other than Merger Sub, of shares of Common Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms hereof and other than as set forth herein, to receive the Cash Consideration (as hereinafter defined) pursuant to the Merger;

         WHEREAS, the Board of Directors of the Company (the "Company Board") has, subject to the terms and conditions set forth herein, (i) determined that the Offer and the Merger is in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend that the shareholders of the Company accept the Offer, tender their shares of Common Stock pursuant to and in accordance with the terms of the Offer and approve and adopt this Agreement; and

         WHEREAS, Ferrotec, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to set forth various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Ferrotec, the Merger Sub and the Company agree as follows:


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                                    ARTICLE I

                                    THE OFFER

         Section 1.1 (a) Provided this Agreement shall not have been terminated in accordance with the terms and conditions set forth herein, the Merger Sub shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of the Merger Sub's intention to commence the Offer (treating the business day on which such public announcement occurs as the first business day). The obligation of the Merger Sub to accept for payment and pay for shares of Common Stock (the "Shares") tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that, when added to the Shares already owned by Ferrotec and Merger Sub, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any outstanding options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, which shall be 20 business days after the date the Offer is commenced, unless so extended as provided for hereinafter (the "Expiration Date"), and also shall be subject to the satisfaction of the other conditions set forth in Annex A, attached hereto and incorporated herein by reference. The Merger Sub expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company no change may be made which decreases the price per Share payable in the Offer, which reduces the minimum number of Shares to be purchased in the Offer, or which amends or imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Merger Sub shall pay, as soon as practicable after it is legally permitted to do so under applicable law after expiration of the Offer, for all Shares validly tendered and not withdrawn. Notwithstanding the foregoing, if on the initial Expiration Date (which shall be 20 business days after the date the Offer is commenced) all conditions of the Offer shall have been satisfied or waived other than the Minimum Condition, Merger Sub shall extend the Expiration Date to the date that is ten (10) business days immediately following such initial Expiration Date. In addition, and notwithstanding the foregoing but subject to Section 8.1 hereof, if on such initial Expiration Date or any other Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in respect to the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived, Merger Sub shall be required to extend the Expiration Date until such waiting period shall have expired or been terminated.

                     (b) As soon as reasonably practicable on the date of commencement of the Offer, Ferrotec and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the


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Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Ferrotec, the Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Ferrotec and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Ferrotec and Merger Sub will give the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof, and will provide the Company and its counsel in writing with any comments, whether written or oral, Ferrotec, the Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         Section 1.2 Company Action.

                     (a) The Company hereby approves of and consents to the Offer and represents that (i) the Company's Board, at a meeting duly called and held on October 14, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company (the "Shareholders"), (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the Shareholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, subject to the Company's rights under Section 6.4 hereof; and (ii) Advest, Inc. has delivered to the Company's Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents the recommendation of the Company's Board described above and the opinion obtained by the Company's investment bankers, described above.

                     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company's Board described in Section 1.2(a), subject to the Company's rights under Section 6.4 hereof, and shall disseminate the
Schedule 14D-9 to the extent required by Rule 14d-9, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), and any other applicable federal securities laws. The Company, Ferrotec, and the Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Ferrotec, Merger Sub and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Ferrotec, the Merger Sub and their counsel in writing with any comments, whether written or oral,


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that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                     (c) The Company shall promptly furnish the Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. In addition, the Company shall furnish the Merger Sub with such additional information, including, without limitation, updated listings and computer files of Shareholders, mailing labels and security position listings, and such other assistance as the Merger Sub or its agents may reasonably request.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the MBCL, at the Effective Time, the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 2.2 Effective Time. On the Closing Date, as hereinafter defined, the Company shall execute, in the manner required by the MBCL, and shall deliver to the Secretary of State of the Commonwealth of Massachusetts Articles of Merger duly executed and verified by the appropriate parties hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as the Articles of Merger ("Articles of Merger"), accompanied by payment of the filing fee (as provided in Chapter 156B, Section 114 of the MBCL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

         Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCL and as set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the purpose of the Surviving Corporation shall be to perform scientific research and development and to engage in the inventing, manufacturing and selling of useful equipment, devices, processes, machinery and products, and in the rendering of related services, and to conduct such other business as may be lawful under the laws of the Commonwealth of Massachusetts.


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         Section 2.4 Articles of Organization and By-Laws of the Surviving
Corporation.

                     (a) The Articles of Organization of the Merger Sub (the "Articles of Organization"), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, or as otherwise contemplated hereby.

                     (b) The By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, in accordance with the provisions thereof, hereof and applicable law.

         Section 2.5 Directors and Officers. Subject to applicable law, the directors of the Merger Sub shall be the initial directors of the Surviving Corporation and the officers of the Company shall be the initial officers of the Surviving Corporation and each shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 2.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of the Merger Sub:

                     (a) Common Stock of Merger Sub. All of the shares of common stock, par value $.01 per share, of the Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one-thousand shares of Common Stock of the Surviving Corporation.

                     (b) Cancellation of Treasury Stock. Each share of Common Stock that is owned by any affiliate of the Merger Sub, the Company or by any wholly-owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                     (c) Retention or Exchange of Shares of Common Stock. Except as otherwise provided herein and subject to Section 3.7 with respect to shares of Common Stock as to which appraisal rights have been exercised, each share of Common Stock issued and outstanding


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immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a non-transferrable right to receive $6.50 in cash per share (the "Cash Consideration").

         Section 3.2 Options and Warrants; Stock Plans.

                     (a) Except as set forth on Section 3.2 (a) of the Company Disclosure Letter, each option and warrant held by an employee, officer or director of the Company and other persons to acquire shares of Common Stock ("Company Option" and "Company Warrant", respectively) that is outstanding immediately prior to the Acceptance Date (as hereinafter defined), whether or not then vested or exercisable, shall, simultaneously with the Acceptance Date, be canceled in exchange for, and the Merger Sub shall pay to the holder thereof, a single lump sum cash payment equal to the product of (1) the number of shares of Common Stock subject to such Company Option or Company Warrant and (2) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option or Company Warrant, subject to any required withholding of taxes, provided that with respect to Company Warrants, the parties hereto hereby agree and acknowledge that such Company Warrants may only be cancelled with the consent of the holders of such Warrants.

                     (b) Prior to the Acceptance Date, if necessary, and through the Effective Time, if also necessary, the Company shall use all reasonable efforts to (i) obtain consents from appropriate holders of Company Warrants and
(ii) make any amendments to the terms of such Company Options, Company Warrants or the compensation plans or arrangements related thereto that are necessary to give effect to the transactions contemplated by Section 3.2(a), provided, however, that no consent shall be necessary with respect to all of the outstanding Company Options which have been issued under stock option plans maintained by the Company. Notwithstanding any other provision of this Section, payment pursuant to this Section 3.2 may be withheld in respect of any Company Warrant until necessary or appropriate consents are obtained.

         Section 3.3 Exchange and Retention of Common Stock.

                     (a) Immediately following the Effective Time, Ferrotec and the Merger Sub shall take all steps necessary to cause to be deposited on a timely basis with the bank or trust company as shall be mutually acceptable to the Merger Sub and the Company, acting as the exchange agent (the "Exchange Agent") in an account (the "Exchange Fund") the aggregate Cash Consideration to which holders of shares of Common Stock shall be entitled at the Effective Time pursuant to Section 3.l(c).

                     (b) Promptly after the Effective Time, Merger Sub shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Common Stock, a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Cash Consideration in respect thereof.


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                     (c) In effecting the payment of the Cash Consideration in
respect of shares of Common Stock represented by Certificates entitled to payment of the Cash Consideration pursuant to Section 3.l(c), upon the surrender of each such Certificate, the Exchange Agent at the time of such surrender shall pay the holder of such Certificate the Cash Consideration multiplied by the number of shares of Common Stock represented by such Certificate, in consideration therefor. Upon such payment, such Certificate shall forthwith be canceled.

                     (d) Until surrendered in accordance with paragraph (c) above, each Certificate (other than Certificates representing Dissenting Shares (as hereinafter defined) or shares of Common Stock held by any affiliate of the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Cash Consideration relating thereto. No interest shall be paid or accrued on the Cash Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Certificate so surrendered shall be properly endorsed (with signatures medallion guaranteed) or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                     (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, plus accrued interest thereon, if any, and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Common Stock entitled to the payment of Cash Consideration may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the applicable aggregate Cash Consideration relating thereto, without any interest thereon.

                     (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time and which are entitled to the payment of Cash Consideration. In addition, after the Effective Time, holders of Certificates shall not be entitled to any voting rights or other rights attributable to the ownership of an equity interest in the Company, except as otherwise specifically set forth herein.

         Section 3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Common Stock entitled to the payment of Cash Consideration with a record date after the Effective Time shall be paid to the holder of any such unsurrendered Certificate with respect to the shares of Common Stock represented thereby. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Cash Consideration.


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         Section 3.5 No Liability. None of Ferrotec, the Merger Sub, the
Company, the Surviving Corporation, or the Exchange Agent shall be liable to any person in respect of any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which the Cash Consideration would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)) any such distributions or cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         Section 3.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company and/or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Company and/or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount to which such person is entitled pursuant to this Agreement.

         Section 3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders of the Company who have filed with the Company, before the taking of the vote of the Shareholders of the Company to approve the Merger, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of the Merger will not be converted as described in Section 3.1(c) hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Chapter 156B of the MBCL (the "Appraisal Rights Provisions"); provided, however, that all Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Cash Consideration, without interest, in the manner provided in
Section 3.1(c). Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if the Merger Sub abandons or is finally enjoined or prevented from carrying out, or the Shareholders rescind their adoption of, the Merger, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.


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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Ferrotec and the Merger Sub in a letter delivered to it at or prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Ferrotec and the Merger Sub as follows:

         Section 4.1 Organization.

                     (a) Each of the Company and the Company Subsidiaries (as hereafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a material adverse effect on the current business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (a "Company Material Adverse Effect"). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore delivered to Merger Sub a complete and correct copy of each of its Articles of Organization and By-Laws, as currently in effect.

                     (b) Section 4.1(b)(i) to the Company Disclosure Letter lists all of the operational subsidiaries of the Company through which the Company currently conducts its businesses or has conducted its businesses during the two years preceding the date of this Agreement (individually, a "Company Subsidiary,"and collectively, the "Company Subsidiaries"), and their states of incorporation or country of incorporation or organization. Section 4.1(b)(ii) to the Company Disclosure Letter lists all of the non-operational subsidiaries of the Company which have not conducted any operations during the two years preceding the date of this Agreement (the "Non- Operational Subsidiaries"), and their states of incorporation or country of incorporation or organization. Except as set forth in Section 4.1(b)(ii) to the Company Disclosure Letter, the Company does not own an equity interest in or control, directly or indirectly, any other corporation, association, partnership or business organization other than the Company Subsidiaries and the Non- Operational Subsidiaries.

         Section 4.2 Capitalization.

                     (a) As of the date hereof, the authorized capital stock of the Company consists of 12,500,000 shares of Common Stock and 100,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 100,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred Stock"). Section 4.2(a) of the Company Disclosure Letter sets forth a description of the Common Stock, the Preferred Stock and the Series A Preferred Stock. As of October 1, 1999 (i) 6,226,280 shares of Common Stock


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were issued and outstanding, (ii) 652,498 shares of Common Stock were issued and held in the treasury of the Company, and (iii) no shares of Preferred Stock were issued and outstanding. Since such date, no additional shares of capital stock have been issued except shares issued upon the exercise of the Company Options pursuant to the Company's stock option plans, pension plans and other similar employee benefit plans, all as described in the Company Disclosure Letter (the "Company Stock Plans"). All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as provided herein or as disclosed in Section 4.2(a) of the Company Disclosure Letter and, except for the Company Stock Plans or the Company Rights Agreement (defined in Section 6.11 of this Agreement), as of the date hereof, there are no existing (i) options, warrants, dividend entitlement rights, stock appreciation rights, stock depreciation rights, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of the Company Subsidiaries, or (iii) voting trusts or similar agreements to which the Company or a Company Subsidiary is a party with respect to the voting of the capital stock of the Company and/or a Company Subsidiary.

                     (b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company, free and clear of all liens, pledge, security interests, claims or other encumbrances.

         Section 4.3 Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its Shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board and, except for the approval of its Shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of the Merger by the Company's Shareholders (and assuming due and valid authorization, execution and delivery hereof by Ferrotec and Merger Sub) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 Consents and Approvals; No Violations. Except as disclosed in Section 4.4 of the Company Disclosure Letter and except (a) for filings pursuant to HSR Act, applicable requirements under the Securities Act of 1933, as amended ("Securities Act") and the Exchange Act,

(b) for the filing of the Articles of Merger, (c) for applicable requirements under corporation or "blue sky" laws of various states or (d) as otherwise specifically provided for in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization, as amended, or By-Laws, as amended, of the Company or the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, Benefit Plan (as hereinafter defined, and with respect to any Benefit Plan, no liability or increased expense will be incurred as a consequence of the execution of this Agreement or the consummation of the transactions contemplated herein), or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), (iii) to the best knowledge of the Company, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any Company Subsidiary, any of the Company Subsidiaries or any of their properties or assets, or (iv) require on the part of the Company or any Company Subsidiary any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any third party; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have, individually and/or in the aggregate, a Company Material Adverse Effect or would have become applicable as a result of any acts or omissions by, or the status of facts pertaining to, solely Ferrotec or the Merger Sub.

         Section 4.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since June 30, 1997 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. The consolidated balance sheet of the Company and its consolidated subsidiaries at July 3, 1999, together with the Notes thereto is herein sometimes referred to as the "Company Balance Sheet." The Company's and Company Subsidiaries' accounts receivables, as set forth in the Company Balance Sheet, have arisen from bona-fide transactions in the ordinary course of business consistent with past practice, and since

July 3, 1999, have not been materially diminished in any manner other than by cash collections, establishment of reserves and write-offs, all in the ordinary course of business and consistent with past practice. The Company's and Company Subsidiaries' inventory, as set forth on the Company Balance Sheet, represents bona-fide inventory, and since July 3, 1999, has not been materially diminished in any manner other than the sale in the ordinary course of business consistent with past practice. Said inventory, as reflected on the Company Balance Sheet, does not include any material amount of inventory that is obsolete.

         Section 4.6 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business since July 3, 1999, (b) for liabilities disclosed in the Company Balance Sheet (c) for liabilities incurred in connection with the Merger or otherwise as contemplated by this Agreement and
(d) as disclosed in Section 4.6 of the Company Disclosure Letter, since July 3, 1999, neither the Company nor any of the Company Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated subsidiaries as of July 3, 1999, except for liabilities that would, individually and/or in the aggregate, not have a Company Material Adverse Effect.

         Section 4.7 Absence of Certain Changes. Except as (a) disclosed in
Section 4.7 of the Company Disclosure Letter or (b) contemplated by this Agreement, between July 3, 1999 and the date of this Agreement nothing has occurred hereunder which would be considered to constitute a Company Material Adverse Effect.

         Section 4.8 Disclosure Documents. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents, in each case except for information supplied by Ferrotec or Merger Sub for inclusion therein, shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the meeting of the Company's Shareholders (the "Special Meeting") to be held in connection with the Merger, as the same may be amended or supplemented from time to time (the "Proxy Statement"), if such Proxy Statement is required by law to be filed, will, either at the time of mailing of the Proxy Statement to Shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, and Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act.

         Section 4.9 Employee Benefit Plans; ERISA.

                     (a) Section 4.9(a) of the Company Disclosure Letter sets forth a list of all employee benefit plans and all amendments thereto (including but not limited to plans described in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company and the Company Subsidiaries would be deemed a "single employer" within the meaning of
Section 4001(b)(15) of ERISA other than benefit plans or arrangements mandated by law ("Benefit Plans") and all material employment and severance agreements with employees of the Company and the Company Subsidiaries ("Employee Agreements"), including, without limitation, any supplemental employee retirement plans (SERP's).

                     (b) With respect to each Benefit Plan, except as disclosed in Section 4.9(b) of the Company Disclosure Letter: (i) if intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries (other than routine claims for benefits); (v) no prohibited transaction (within the meaning of
Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                     (c) No Benefit Plan is a "multiemployer pension plan,"as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in
Section 4063(a) of ERISA.

                     (d) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or the Company Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title.

                     (e) No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or section 412 of the Code, whether or not waived.

                     (f) With respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as set forth in Section 4.9(f) of the Company Disclosure Letter, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of the Company Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

         Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Company Disclosure Letter or as would otherwise not have a Company Material Adverse Effect, as of the date hereof, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of the Company Subsidiaries, by or before any court, governmental or regulatory authority or arbitrator, irrespective of whether such action or proceeding is in the United States or abroad, or by any third party.

         Section 4.11 Compliance with Applicable Laws. Neither the Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Company Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

         Section 4.12 Taxes.

                     (a) Except as disclosed in Section 4.12 of the Company Disclosure Letter, the Company and each of the Company Subsidiaries have (i) timely filed all material Tax Returns, as defined below, required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) paid or accrued all Taxes, as defined below, shown to be due and payable on such returns other than such Taxes as are being contested in good faith by the Company or the Company Subsidiaries, and (iii) to the knowledge of the Company and except as set forth in the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, properly accrued in all material respects all such Taxes for such periods subsequent to the periods covered by such returns.

                     (b) Except as disclosed in Section 4.12 of the Company Disclosure Letter, the Company is not aware of any ongoing federal, state or local audits or examinations of any Tax Return of the Company or the Company Subsidiaries.

                     (c) Except as disclosed in Section 4.12 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of the Company Subsidiaries, and to the Company's knowledge no power of attorney granted by either the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force.

                     (d) Except as disclosed in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes.

                     (e) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

         Section 4.13 Real Property. Except as set forth in Section 4.13 of the Company Disclosure Letter, the Company (including, as applicable, the Company Subsidiaries) owns all of the real and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances ("Encumbrances"), except, in each case, for (a) Encumbrances reflected in the Company Balance Sheet, (b) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (c) Encumbrances for current Taxes not yet due and payable. All the real property owned and/or leased by the Company is set forth on Section 4.13 to the Company Disclosure Letter. Section 4.13 of the Company Disclosure Letter sets forth a Fixed Asset Listing for the Company, Ferrofluidics, GmbH and Ferrofluidics, Ltd. Such Fixed Assets Listings are true and accurate in all material respects.

         Section 4.14 Intellectual Property. Except as disclosed in Section 4.14 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or the Company Subsidiaries have been given written notice, by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefore which are owned by the Company or the Company Subsidiaries and used in their respective operations as currently conducted (collectively, the "Company Intellectual Property"). The Company and the Company Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted. In addition, a list of the patents, patents pending, and registered trademarks of the Company is set forth on Section 4.14 to the Company Disclosure Letter.

         Section 4.15 Contracts. Except as set forth in Section 4.15 of the Company Disclosure Letter, each agreement, contract, understanding and/or commitment to which the Company and/or the Company Subsidiaries is a party which is material to the Company's or the Company Subsidiaries' businesses (the "Material Contracts"), as further defined below, is in full force and effect and, to the knowledge of the Company, is valid and enforceable by the Company or a Company Subsidiary, as the case may be, in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any such Material Contract. To the knowledge of the Company, no other person is in material default in the observance or the performance of any term or obligation to be performed by it under any of the Material Contracts. For purposes of this Section 4.15, Material Contracts shall mean all agreements, contracts, understandings and/or commitments to which the Company or any Company Subsidiary is a party which either provide for the payment or receipt of payment for goods and/or services having a value equal to or in excess of $50,000 per annum, or which during the term thereof provide for the payment or receipt of payment for goods and/or services having a value in excess of $250,000. In addition, with respect to agreements, contracts, understandings and/or commitments to which the Company or the Company Subsidiaries is a party and which are not deemed Material Contracts hereunder (the "Other Contracts"), there is no breach or default by the Company and/or the Company Subsidiaries under any of the Other Contracts that would have a Company Material Adverse Effect; and the Other Contracts were entered into in the ordinary course of business of the Company and/or the Company Subsidiaries.

         Section 4.16 Environmental Laws and Regulations. Except as set forth in
Section 4.16 of the Company Disclosure Letter or as would otherwise not have a Company Material Adverse Effect, (a) the Company and each of the Company Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof; (b) neither the Company nor any of the Company Subsidiaries has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands, notices, or threats of any actions by any person and/or governmental and/or regulatory agency or body alleging liability under or non-compliance with any Environmental Law ("Environmental Claims"); and (c) the Company is not aware of and has not received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which is reasonably likely to give rise to any statutory liability, or otherwise form the basis of any claim, action, suit or proceeding under any Environmental Laws.

         Section 4.17 Labor Matters. Except as set forth in Section 4.17 of the Company Disclosure Letter, (a) neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries that would have a Company Material Adverse Effect.

         Section 4.18 Brokers or Finders. The Company represents, as to itself, the Company Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder' s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         Section 4.19 Opinion of Financial Advisors. The Company has received the opinion of Advest, Inc. to the effect that, as of the date thereof, the Cash Consideration is fair, from a financial point of view, to the Shareholders of the Company, and such opinion has been supplied to Merger Sub.

         Section 4.20 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its Shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

         Section 4.21 Insurance. The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company or any of the Company Subsidiaries. A list of all insurance policies and insurance coverage maintained for and on behalf of the Company and the Company Subsidiaries (other than Ferrofluidics, S.A.R.L. and Ferrofluidics, S.A.) is set forth in Section 4.21 of the Company Disclosure Letter.

         Section 4.22 Permits. The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except, in each case, where the failure to possess any such Company Permits or the existence or threat of any such cancellation would not have a Company Material Adverse Effect.

         Section 4.23 Customer Relationships; Warranties. Except as set forth on
Section 4.23 of the Company Disclosure Letter, to the best of the Company's knowledge, the Company's and the Company's Subsidiaries' relationships with its customers, vendors, employees, licensees, and sublicensees are in all material respects satisfactory. Section 4.23 of the Company Disclosure Letter sets forth the approximate amount of warranty expense of the Company for each of the last three fiscal years.

         Section 4.24 Year 2000. Except as disclosed in Section 4.24 of the Company Disclosure Letter and as otherwise would not have a Company Material Adverse Effect, the Company has assessed, evaluated and reviewed all areas of the Company's and the Company Subsidiaries' business and operations that could be adversely affected in any material respect by date sensitive functions and has taken or will have taken prior to January 1, 2000 such action as the Company deemed or deems necessary to assess, evaluate and correct in all material respects all of the hardware, software, embedded microchips and other processing capabilities and capacities, directly or indirectly involving date sensitive functions, to ensure that its business and operations, including those of the Company Subsidiaries, will continue accurately and without material interruption or ambiguity using date information before, during and after January 1, 2000.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Except as otherwise disclosed to the Company in a letter delivered to it at or prior to the execution of this Agreement (the "Merger Sub Disclosure Letter"), Ferrotec and the Merger Sub represent and warrant to the Company as follows:

         Section 5.1 Organization. Ferrotec and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Japan and the Commonwealth of Massachusetts, respectively, and each, respectively, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the current business, results of operations or financial condition of the Ferrotec and its subsidiaries, taken as a whole (a "Ferrotec Material Adverse Effect"). Each of Ferrotec and the Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Ferrotec Material Adverse Effect. Merger Sub has heretofore delivered to Company a complete and correct copy of each of its Articles of Organization and By-Laws, as currently in effect.

         Section 5.2 Authorization: Validity of Agreement: Necessary Action. Each of Ferrotec and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Ferrotec and the Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective Board of Directors and no other corporate action on the part of Ferrotec or Merger Sub is necessary to authorize the execution and delivery by Ferrotec or Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ferrotec and the Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Ferrotec and the Merger Sub, enforceable against it in accordance with its terms, except that
(i) such enforcement may be subject
to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Consents and Approvals: No Violations. Except as disclosed in Section 5.3 of the Merger Sub Disclosure Letter and except for (a) filings pursuant to the HSR Act, applicable requirements under the Securities Act and the Exchange Act, (b) the filing of the Articles of Merger, (c) applicable requirements under corporation or "blue sky" laws of various states or (d) as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by either Ferrotec or Merger Sub nor the consummation by either Ferrotec or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization or By-Laws of Merger Sub or the equivalent organizational documents of Ferrotec, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Ferrotec or Merger Sub is a party or by which it or any of its properties or assets may be bound (the "Ferrotec Agreements"), (iii) to the best knowledge of either Ferrotec or Merger Sub, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either Ferrotec or Merger Sub or any of their respective properties or assets, or (iv) require on the part of either Ferrotec or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have, individually and/or in the aggregate, a Ferrotec Material Adverse Effect and would not materially adversely affect the ability of either Ferrotec or Merger Sub to consummate the transactions contemplated by this Agreement or would have become applicable as a result of any acts or omissions by, or the status of facts pertaining to, solely the Company.

         Section 5.4 Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         Section 5.5 Capitalization of the Merger Sub: Interests in the Company. The authorized capital stock of the Merger Sub consists of 100,000 shares of common stock, $.01 par value per share. As of the close of business on October 14, 1999, 1,000 shares of Merger Sub Common Stock were issued and outstanding, all of which are entitled to vote, and no shares of Merger Sub Common Stock were held in the Merger Sub's treasury. All the outstanding shares of the Merger Sub's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there will be, at the Effective Time,
(a) no other shares of capital stock or other voting securities of the Merger Sub outstanding, (b) no securities of the Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of the Merger Sub and (c) no outstanding options or other rights to acquire from the Merger Sub, and no obligation of the Merger Sub to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Merger Sub (the items referred to in clauses (a), (b) and (c) being referred to collectively as the "Merger Sub Securities"). There are no outstanding obligations of the Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Securities. As of the date hereof, neither Ferrotec nor the Merger Sub nor any of their respective affiliates or associates (as those terms are defined in the Exchange Act), beneficially own any shares of Common Stock of the Company, except as set forth in Section 5.5 of the Merger Sub Disclosure Letter.

         Section 5.6 Disclosure Documents. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to the Shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Ferrotec and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing, expressly for inclusion in the Offer Documents, which is contained in any of the foregoing documents or the Offer Documents. None of the information supplied or to be supplied by Ferrotec or Merger Sub for inclusion in the Proxy Statement will, either at the time of mailing of the Proxy Statement to Shareholders of the Company, or at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.7 Required Financing. Ferrotec and Merger Sub (i) have commitments or credit facilities in place which, either alone or with cash presently on hand, will provide sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby and (ii) will have on the Expiration Date, and at the Effective Time, sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger, respectively, in accordance with the terms of this Agreement. Ferrotec's credit facilities permit Ferrotec to borrow money under such facilities and use such funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Interim Operations of the Company. The Company covenants and agrees that the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically disclosed in the Company Disclosure Letter, or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of Merger Sub, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

                     (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company;

                     (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants, dividend entitlement rights, or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof, and which derivative securities are set forth in the Company Disclosure Letter; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or otherwise pursuant to credit facilities set forth in Section 6.1(b) of the Company Disclosure Letter; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                     (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employee except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice; or agree or implement an across the board increase in employee compensation except in the ordinary course of business consistent with past practice;

                     (d) except as set forth in Section 6.1(d) of the Company Disclosure Letter, adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

                     (e) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

                     (f) otherwise than pursuant to credit facilities set forth in Section 6.1(b) of the Company Disclosure Letter, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

                     (g) except as set forth in Section 6.1(g) of the Company Disclosure Letter, authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, individually, be no more than $50,000, and, in the aggregate, be no more than $250,000); or

                     (h) except as otherwise permitted by the terms of this Agreement, take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to Merger Sub and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Merger Sub (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Merger Sub may reasonably request; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Merger Sub if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party. Notwithstanding the foregoing, (x) the Company may withhold any information if the Company determines in its sole discretion that the disclosure of such information would adversely effect the Company's competitive position within the industries which it conducts its business and
(y) if information is not being disclosed to Merger Sub, then Company shall inform Merger Sub that such information is not being disclosed, the reasons for such non- disclosure, and a general description of the information not so disclosed, to the extent such description does not violate or contravene any law, regulation or confidentiality agreement. Unless otherwise required by law and until the Effective Time, Ferrotec, Merger Sub and their representatives will hold any such information which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Ferrotec Corporation, dated as of August 16, 1999 (the "Confidentiality Agreement").

         Section 6.3 Employee Benefit Matters.

                     (a) After the Effective Time, Ferrotec shall cause the Company to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, and which are set forth in the Company Disclosure Letter, except as may otherwise be agreed to by the parties thereto and (ii) the Company's and any Company Subsidiary's general severance policy as set forth in
Section 6.3 of the Company Disclosure Letter. For a period of one year following the Effective Time (the "Transition Period"), the Company Employees, as defined below, will continue to participate in the Benefit Plans (other than stock option or stock purchase plans) on substantially similar terms to those in effect on the date hereof. Following the Transition Period, the Company Employees will be permitted to participate in the employee benefit plans of Merger Sub or the Surviving Corporation as in effect on the date thereof on terms substantially similar to those provided to employees of Merger Sub or the Surviving Corporation.

                     (b) If any Company Employee becomes a participant in any employee benefit plan, practice or policy of Merger Sub, any of its affiliates or the Surviving Corporation, such Company Employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such Company Employee becomes such a participant, for purpose of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such Company Employees will be given credit for such service for purposes of any vacation policy. In addition, if any Company Employees employed as of the Effective Time become covered by a medical plan of Merger Sub or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these Company Employees, except as otherwise required by the insurance carrier for such plans.

                     (c) All benefits described in Section 6.3(c) of the Company Disclosure Letter shall be deemed fully vested as of the Effective Time.

                     (d) For purposes of this Section 6.3, the term "Company Employees" shall mean all employees of the Company and the Company Subsidiaries immediately prior to the Effective Time, including those on lay-off, disability or leave of absence, paid or unpaid.

         Section 6.4 No Solicitation.

                     (a) The Company will not, and will use its best efforts to cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of the Company Subsidiaries not to,
(i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or
(ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section 6.4 or in any other provision of this Agreement, the Company, and its officers, directors, investment bankers, attorneys or agents, may:

                             (i) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if either: (A) the Company Board determines in good faith, after consultation with its financial advisor, that such third party is reasonably likely to submit an Acquisition Proposal which is a Superior Proposal (as hereinafter defined), or (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or data may be inconsistent with the Company Board's fiduciary duties under applicable law, or

                             (ii) following receipt of an Acquisition Proposal, disclose to its Shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary or advisable disclosure to its shareholders related to an Acquisition Proposal.

         The Company agrees that any non-public information furnished to a Potential Acquiror was or will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement.

                     (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 51% or greater equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a 51 % or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the transactions contemplated by this Agreement).

                     (c) The term "Superior Proposal" shall mean any Acquisition Proposal which the Company Board by resolution duly adopted, determines, after consultation with its financial advisor, to be more favorable to the Company and its Shareholders than the transactions contemplated hereby.

                     (d) The Company shall immediately cease and cause to be terminated any discussions or negotiations existing as of the date hereof with any parties (other than Ferrotec and the Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality obligations of such third party under any confidentiality agreement or the standstill obligations of such third party under any standstill agreement to which the Company is a party, provided, however, that the Company can release any third party from any such standstill agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to so release such party from said standstill agreement may be inconsistent with the Company Board's fiduciary duties under applicable law.

         Section 6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Ferrotec and its affiliates and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Ferrotec nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any securities exchange or inter-quotation system.

         Section 6.6 Directors' and Officers' Insurance and Indemnification.

                     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof (except for Ronald Moskowitz and Jan R. Kirk), or any person who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time Surviving Corporation and Merger Sub shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement ("Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Merger Sub after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties shall retain Goodwin, Procter & Hoar LLP (provided that no policy for D&O Insurance, as defined below, requires that counsel be chosen from an approved list, or if any such policy requires counsel to be chosen from an approved list, Goodwin, Procter & Hoar LLP is so named on the approved list) or other counsel to represent them in such matter, provided that such choice of other counsel is consented to by Merger Sub or the Surviving Corporation (and/or the applicable insurance carriers), and which consent shall not be unreasonably withheld, and the Company, and the Surviving Corporation and Merger Sub after the Effective Time, shall pay all reasonable fees and expenses of such counsel within 30 days after statements therefor are received, and (C) the Company, the Surviving Corporation and Merger Sub will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Merger Sub shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Merger Sub shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Merger Sub, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Merger Sub except (i) to the extent such failure to notify materially prejudices such party, or (ii) in the event such failure to notify results in any insurance coverage being denied, to the extent such denial materially prejudices such party.

                     (b) Merger Sub agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in this Agreement and provided for in the Articles of Organization or By-Laws of the Company as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time, including the Offer, the Merger and the other transactions contemplated thereby, shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage and/or coverage under new policies from one or more other insurers (the "D & O Insurance") for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six
(6) years following the Effective Time of not less than $20,000,000, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained or currently contemplated by the Company. To the extent the Company, Merger Sub and/or Ferrotec advances or pays any expenses or damages related hereunder to a Claim in advance of any reimbursement thereof by an insurance carrier, the Company, Merger Sub and/or Ferrotec shall be entitled to any such reimbursement thereof by such insurance carrier; and in the event of any claim against an insurance carrier hereunder for reimbursement for or payment of any of said expenses or damages, Company, Merger Sub and/or Ferrotec shall have the right to proceed against such carrier on behalf of themselves and the Indemnified Parties hereunder. Notwithstanding anything contained herein to the contrary, any payments for indemnification provided hereunder shall be limited in the aggregate with all other payments for indemnification (except as further limited below) to a maximum of $20,000,000. Ferrotec agrees hereunder to pay and to be responsible only for the payment obligations of the Surviving Corporation and the Merger Sub under this
Section 6.6, provided that Ferrotec's obligation hereunder is subject to the limitations set forth below. Notwithstanding anything contained herein to the contrary, Ferrotec shall only pay and be responsible for the payment obligations of the Surviving Corporation and the Merger Sub under this Section 6.6 with respect to all Losses in connection with Claims arising within the two-year period following the Effective Time (including any Losses arising after such two-year period relating to such Claims and any Losses arising from Claims made after such two-year period that (i) are joined in a judicial proceeding with any Claim that arose within such two-year period, or (ii) arise from actions of an Indemnified Party upon which actions a Claim that is filed within such two-year period is based), up to an aggregate $10,000,000. With respect only to such Claims described in the preceding sentence such responsibility of Ferrotec shall continue until the final disposition of such Claims. In addition, if an Indemnified Party shall seek indemnification for a specific amount of Losses under this Section 6.6 with respect to a Claim, such Indemnified Party shall give written notice thereof (an "Indemnification Notice") to the Company and to any applicable insurance carrier (if prior to the Effective Time) and to Ferrotec and the Surviving Corporation (if after the Effective Time) and to the carriers of the D&O Insurance. In the event that after the Effective Time an Indemnified Party does not receive payment for any such Losses from the Surviving Corporation or the carrier(s) of the D&O Insurance within ninety (90) days after the giving of an Indemnification Notice, Ferrotec shall be obligated to pay to such Indemnified Party an amount or amounts equal to such Losses (subject to the $10,000,000 limit described above for all Losses incurred by the Indemnified Parties). In addition, pursuant to and in accordance with the
Article IV of the Company's By-Laws, Merger Sub and/or Ferrotec may require an unsecured undertaking in form and content reasonably satisfactory to Merger Sub and/or Ferrotec, from the Indemnified Parties, to reimburse any and all advance payments to Merger Sub and/or Ferrotec made hereunder upon final disposition of any action, suit or proceeding for which indemnification was sought, in the event that upon such final disposition of such action, suit or proceeding such Indemnified Party shall not be entitled to indemnification under this Section.

                     (c) This Section 6.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Merger Sub, Ferrotec, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.6.

                     (d) In the event that Ferrotec or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Ferrotec or the Surviving Corporation, as the case may be, assume its obligations set forth in this Section 6.6.

          Section 6.7 Proxy Statement.

                     (a) The Company and Ferrotec shall prepare as soon as practicable, following the consummation of the Offer (the "Acceptance Date"), and shall file with the SEC the Proxy Statement. The respective parties will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

                     (b) The Proxy Statement will be mailed to the Shareholders of the Company as promptly as practicable after the Acceptance Date and subsequent to the date on which the SEC has indicated that it has no comments or no additional comments with respect to the Proxy Statement. The Company shall include in the Proxy Statement the recommendation of the Company Board that its Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement.

                     (c) The Company and Ferrotec agree that at the time that the Proxy Statement is mailed to the Shareholders of the Company, the Proxy Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     (d) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Company and Ferrotec, which approval will not be unreasonably withheld or delayed.

         Section 6.8 Shareholders' Meetings. As soon as practicable after the consummation of the Offer, the Company, acting through the Company Board, shall, in accordance with applicable law and its Articles of Organization, as amended, and for the purpose of considering and taking action upon this Agreement and the Merger contemplated hereby, duly call, give notice of, convene and hold a Special Meeting of the Shareholders of the Company. Ferrotec and the Merger Sub agree to vote or use their reasonable best efforts to cause all of the Shares owned beneficially or of record by them and their affiliates as of the record date for the Special Meeting in favor of the Merger at the Special Meeting.

         Section 6.9       Approvals and Consents: Cooperation.

                     (a) The parties hereto shall use all reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger.

                     (b) The Company, Merger Sub and Ferrotec shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers and to respond as promptly as practicable to any inquiries and requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation in connection therewith.

                     (c) The Company, Merger Sub and Ferrotec shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining governmental consents, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communication, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Ferrotec may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Ferrotec, as the case may be) or its legal counsel. Notwithstanding the foregoing, in the event such outside counsel deems that any such material so disclosed to outside counsel has caused or will cause the failure of the condition set forth in paragraph (e) of Annex A hereto, such outside counsel shall so notify the disclosing party of such material as to the foregoing and shall also notify the other parties hereto, without disclosing the specific information concerning the material so designated as to the foregoing.

                     (d) The Company shall give prompt notice to Ferrotec of the forgoing occurrence of any Company Material Adverse Effect, and Ferrotec shall give prompt notice to the Company of the occurrence of any Ferrotec Material Adverse Effect. Each of the Company and Ferrotec shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition contained in Article VII not to be satisfied.

         Section 6.10 Further Assurances. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, (a) Company, the Merger Sub and Ferrotec using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction and (b) Company and the Merger Sub and Ferrotec using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity, except where such objection or condition would have a Company Material Adverse Effect. If at any time after the

Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

         Section 6.11 Rights Agreement; Stock Options, Foreign Subsidiaries.

                     (a) The Company shall take all necessary action prior to the Acceptance Date to cause the dilution provisions of the Rights Agreement, dated August 3, 1994, between the Company and American Stock Transfer and Trust Company (the "Company Rights Agreement") to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of preferred stock purchase rights ("Rights") issued pursuant to such Company Rights Agreement.

                     (b) Subject to the provisions of Section 3.2 hereof, the Company shall have taken all necessary actions to cause all outstanding Company Options to be canceled as of the Acceptance Date, against payment therefor as provided hereunder.

                     (c) The Company shall use its reasonable efforts to cause all of its foreign subsidiaries as to which the Company does not own of record all such entity's equity to have entered into agreements as of the Acceptance Date to transfer such equity owned by any other person directly to a designee of Merger Sub.

          Section 6.12 Company Board Representation; Section 14(f).

                     (a) Promptly upon the purchase by the Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, the Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give the Merger Sub representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Merger Sub or any affiliate of the Merger Sub following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Merger Sub's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both, provided that the number of directors constituting the Company Board shall be no less than five. At such times, the Company shall use its best efforts to cause persons designated by the Merger Sub to constitute the same percentage as is on the Company's Board of (i) each committee of the Company Board, (ii) each board of directors of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, in the event that Merger Sub's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least two directors who are directors on the date hereof (the "Independent Directors"); provided that, in such events, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or

Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be shareholders, affiliates or associates of Merger Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) extend the time for performance of Ferrotec's or Merger Sub's obligations hereunder, or (c) exercise or waive any of the Company's rights, benefits or remedies hereunder.

                     (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.12 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Ferrotec and the Merger Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

                     (c) The Company further agrees and acknowledges that the current staggered Company Board and the agreement that the Company maintain such Board under its charter documents, shall not prevent the Company from causing the election to the Company's Board of the number of directors of Merger Sub provided in this Section 6.12.

                                   ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger shall be subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Effective Time of the following conditions:

                     (a) this Agreement and the Merger shall have been approved and adopted by the requisite majority vote of the Shareholders of the Company in accordance with applicable law and regulatory requirements and the Company's Articles of Organization;

                     (b) the waiting period applicable under HSR shall have expired or terminated;

                     (c) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger, provided, however, that the parties shall have used their best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

                     (d) all authorizations, approvals or consents required to permit the consummation of the Merger shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not, individually and/or in the aggregate, have a Company Material Adverse Effect;

                     (e) The Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and the Minimum Condition to the Offer has been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer (if not then already consummated) and/or the Merger contemplated herein may be abandoned at any time (the "Termination Date") prior to the Effective Time, whether before or after Shareholder approval thereof:

                     (a) By the mutual consent of the Company, Ferrotec and the Merger Sub.

                     (b) By either of the Company, on the one hand, or Ferrotec and the Merger Sub, on the other hand:

                             (i) if, without any material breach by the terminating party of its obligations under this Agreement, Merger Sub shall not have purchased Shares pursuant to the Offer on or prior to sixty (60) days after the commencement of the Offer (the "Final Expiration Date"), provided, however, that neither Merger Sub nor the Company shall terminate this Agreement prior to February 29, 2000, if all conditions to the Offer set forth in Annex A have been satisfied or, to the extent permitted, waived, except that Shares shall not have been purchased by Merger Sub by reason of any applicable waiting period (and any extension thereof) under the HSR Act in respect to the Offer not having expired or been terminated;

                             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking termination shall have complied fully with its obligations under Section 6.9;

                             (iii) if the Minimum Condition shall not have been satisfied, in which case neither Ferrotec, Merger Sub nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until the Company shall have provided Merger Sub with written notice stating that the Company is not exercising its right to terminate this Agreement pursuant to this Section 8.1(b)(iii);

                     (c) By the Company:

                             (i) if the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger and (B) either (x) determined in good faith, after consultation with its financial advisor, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (y) determined in good faith, after consultation with its outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) may be inconsistent with the Company Board's fiduciary duties under applicable law; or

                             (ii) if Ferrotec or Merger Sub (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches their representations and warranties in any material respect and such breach would have a Ferrotec Material Adverse Effect, in each case in connection with the termination of this Agreement only after the Acceptance Date such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the breaching party, the Company may terminate this Agreement pursuant to this Section 8. l(c)(ii) only after the passage of thirty (30) calendar days from written notification to Ferrotec and Merger Sub by the Company of such breach, and provided further that such breach has not been so cured within said thirty-day period, provided however, that the Termination Date shall be so delayed (if the Termination Date will have occurred prior to the end of said thirty-day period) in order to give such breaching party the opportunity to cure during said thirty-day period.

                     (d) By Ferrotec and the Merger Sub:

                             (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect, in each case in connection with the termination of this Agreement only after the Acceptance Date such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the Company, then Ferrotec or Merger Sub may terminate this Agreement pursuant to this Section 8. l(d)(i) only after the passage of thirty (30) calendar days from notification to the Company by Ferrotec or Merger Sub of such breach and provided further that such breach has not been so cured within said thirty-day period, provided, however, that the Termination Date shall be so delayed (if the Termination Date will have occurred prior to the end of said thirty-day period) in order to give such breaching party the opportunity to cure during said thirty-day period; or

                             (ii) if the Company Board shall have withdrawn, modified or changed in any manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Merger Sub or its affiliates (or the Company Board resolves to do any of the foregoing), provided, however, that prior to terminating this Agreement as a result of a third party Acquisition Proposal, the Company shall give the Merger Sub telephonic notice of at least forty-eight hours in advance of such termination, specifying the terms of such Acquisition Proposal by a third party; or

                             (iii) if for any five consecutive trading days prior to the Effective Time the Dow Jones Industrial Average shall be less than 6,500 on each of such days; or

                             (iv) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, the Merger Sub shall have failed to commence the Offer on or prior to five days following the initial public announcement of this Agreement.

         Section 8.2 Effect of Termination.

                     (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Ferrotec, Merger Sub or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors, other than, with respect to Ferrotec, Merger Sub and the Company, the obligations pursuant to this Section 8.2,
Article IX and the last sentence of Section 6.2. Nothing contained in this
Section 8.2 shall relieve Ferrotec, Merger Sub or the Company from liability for fraud or willful breach of this Agreement.

                     (b) If this Agreement is terminated:

                                 (A) by the Company pursuant to Section 8.
                     l(c)(i), or

                                 (B) by Ferrotec and Merger Sub pursuant to
                     Section 8.1(d)(ii),
then at the time of termination with respect to (A) or (B) above, the Company shall pay the Merger Sub an amount equal to $3,000,000 in cash (the "Liquidated Amount"). The parties hereto hereby agree that, in light of the difficulty of accurately determining actual damages with respect to any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii), said Liquidated Amount represents the parties reasonable estimate of said damages. Said Liquidated Amount is not meant nor should it be deemed as a penalty, but rather as an attempt by the parties to quantify the amount of damages sustained by Ferrotec and Merger Sub if the transaction is not contemplated. Ferrotec and Merger Sub hereto expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii) hereof, the Liquidated Amount shall constitute the sole and exclusive remedy available to Ferrotec and Merger Sub. Except for nonpayment of the Liquidated Amount, Ferrotec, Merger Sub and the Company hereby agree that, upon any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii) hereof, in no event shall Ferrotec or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Ferrotec or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

                     (c) The obligations of the Company, Ferrotec, and Merger Sub under this Section 8.2 shall survive any termination of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Cash Consideration or adversely affect the rights of the Company's Shareholders hereunder without the approval of such shareholders.

         Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time, including, without limitation, those made in Sections 6.3, 6.6, 8.2, the last sentence of Section
6.2 and this Article IX.

         Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or one business day after being sent by an overnight courier service, such as Federal Express, for next day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a) if to Ferrotec, to:

                           Ferrotec Corporation
                           5-24-8, Higashi-Ueno
                           Taito-ku
                           Tokyo, Japan 110-0015
                           Telephone No.: 011-81-33-845-1032
                           Telecopy No.:   011-81-33-845-1019

                           Attention: Mr. Akira Yamamura, President
                                             and Chief Executive Officer

                           with a copy to:

                           Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                           28th Floor
                           Miami, Florida  33131-1714
                           Telephone No.:   (305) 374-5600
                           Telecopy No.:    (305) 374-5095
                           Attention:       Alan H. Aronson, Esquire

                           (b) if to Merger Sub, to:

                           c/o Ferrotec Corporation
                           5-24-8, Higashi-Ueno
                           Taito-ku
                           Tokyo, Japan 110-0015
                           Telephone No.:   011-81-33-845-1032
                           Telecopy No.:    011-81-33-845-1019

                           Attention:  Mr. Akira Yamamura, President
                                       and Chief Executive Officer

                           with a copy to:

                           Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                           28th Floor
                           Miami, Florida  33131-1714
                           Telephone No.:   (305) 374-5600
                           Telecopy No.:    (305) 374-5095

                           Attention: Alan H. Aronson, Esquire

                           and

                           (c) if to the Company, to:

                           Ferrofluidics Corporation
                           40 Simon Street
                           Nashua, New Hampshire  03061
                           Telephone No.:   (603) 883-9800
                           Telecopy No.:    (603) 883-1213

                           Attention: Paul F. Avery, Jr., Chief Executive
                                      Officer

                           with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, MA 02109
                           Telephone No.:   (617) 570-1000
                           Telecopy No.:    (617) 523-1231

                           Attention: Stuart M. Cable, P.C.
                                      James A. Matarese, Esq.

         Section 9.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The word "or" shall be construed to refer to "and/or." Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The word describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of this Agreement are actually known by any officer of the referenced party who currently files Forms 4 pursuant to Section 16(b) of the Exchange Act. The phrase "made available" in this Agreement shall mean that the information referred to has been made available to the other party. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 20, 1999. As used in this Agreement, the term "affiliate(s)"shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.6 Entire Agreement: Third Party Beneficiaries. This Agreement, the Annex and Exhibits hereto (including the Company Disclosure Letter and the Merger Sub Disclosure Letter), and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, including, without limitation, all representations and warranties made by the parties in connection herewith, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Sections 6.3 and 6.6 hereof are intended to be for the benefit of those persons described therein and the covenants and agreements contained therein may be enforced by such persons.

         Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 9.8 Governing Law.

                     (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the Commonwealth of Massachusetts or any Delaware or Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the Commonwealth of Massachusetts or State of Delaware.

         Section 9.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

         Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law. or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         Section 9.11 Expenses. Except as set forth in Section 8.2, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby is consummated.

         Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         Section 9.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 9.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Company Board has approved, for purposes of Chapter 110F of the MBCL and any applicable provision of the Articles of Organization, the terms of this Agreement, (ii) the Board of Directors of Ferrotec has approved the terms of this Agreement, and
(iii) this Agreement is executed by the parties thereto.

         IN WITNESS WHEREOF, Ferrotec, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                FERROFLUIDICS CORPORATION

                                                By: /s/ Paul F. Avery, Jr.
                                                    -----------------------
                                                    Name: Paul F. Avery, Jr.
                                                          -----------------
                                                    Title:President and CEO
                                                          -----------------

                                                By: /s/ William B. Ford
                                                        ---------------
                                                     Name: William B. Ford
                                                           ---------------
                                                     Title: Treasurer
                                                            ---------


                                                FERROTEC ACQUISITION, INC.

                                                By: /s/ Richard R. Cesati II
                                                    ------------------------
                                                    Name:   Richard R. Cesati II
                                                            --------------------
                                                    Title:     President
                                                               ---------

                                                By: /s/ Akira Yamamura
                                                        --------------
                                                    Name:    Akira Yamamura
                                                             --------------
                                                    Title:    Treasurer
                                                              ---------


                                                FERROTEC CORPORATION

                                                By: /s/ Nozomu Yamamoto
                                                        ---------------
                                                    Name:   Nozomu Yamamoto
                                                            ---------------
                                                    Title:   Executive Director
                                                             ------------------

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer and subject to Rule 14e-1(c) of the Exchange Act and Section 1.1 of the Agreement, the Merger Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may (A) postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied as of the Expiration Date or Final Expiration Date, or (ii) any applicable waiting period under HSR shall not have expired or been terminated prior to the Expiration Date or Final Expiration Date, or (B) terminate or amend the Offer or postpone the acceptance for payment of and payment for Shares tendered if at any time on or after the date of this Agreement, and prior to the Expiration Date or Final Expiration Date, any of the following conditions shall exist which, in the sole judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Merger Sub or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment:

         (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, any Shares by Ferrotec, the Merger Sub or any other affiliate of Ferrotec or the Merger Sub or the consummation of any other transaction contemplated hereby or thereby, or seeking to obtain material damages in connection with any transaction contemplated hereby or thereby; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Ferrotec, Merger Sub or any of their subsidiaries of all or any material portion of the business or assets of the Company, Ferrotec, Merger Sub or any of their subsidiaries, or to compel the Company, Merger Sub or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Ferrotec, Merger Sub or any of their subsidiaries, as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Ferrotec, the Merger Sub or any other affiliate of Merger Sub to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by the Ferrotec, Merger Sub or any other affiliate of Merger Sub of any Shares; or (v) with respect to any such action or proceeding relating to this Agreement, the Merger, the transactions contemplated by this Agreement or the announcement thereof, which otherwise has a Company Material Adverse Effect or Ferrotec Material Adverse Effect; or

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Ferrotec, Merger Sub, the Company or any subsidiary or affiliate of the Merger Sub or the Company or (ii) any transaction contemplated hereby, by any legislative body, court, government or governmental, administrative or regulatory authority or agency,



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
domestic or foreign, other than the routine application of the waiting period provisions of HSR to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (c) there shall have occurred after the date of the Agreement any change, condition, event or development that has had a Company Material Adverse Effect, provided, however, that (i) no event, change or effect that primarily results from this Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof, (ii) no event, change or effect generally affecting the industries in which the Company operates, or
(iii) no event, change or effect related to a general drop in stock prices in the United States resulting from political or economic turmoil, shall be deemed to cause either individually or in the aggregate a Company Material Adverse Effect; or

         (d) there shall have occurred after the date of the Agreement (i) any general suspension of, trading in securities on NASDAQ for the Company for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Japan, or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Merger Sub, is reasonably likely to materially adversely affect the extension of credit by banks or other lending institutions, (iv) a declaration of war or armed hostilities by either the United States or Japan or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

         (e) the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Agreement or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect; or

         (f) the Company Board shall have withdrawn, modified or changed in any manner adverse to Ferrotec or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Ferrotec, Merger Sub or its affiliates (or the Company Board resolves to do any of the foregoing); or

         (g) this Agreement shall have been terminated in accordance with its terms; or

         (h) Ferrotec, the Merger Sub and the Company shall have agreed in writing that the Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

         Except as provided below, the foregoing conditions are for the sole benefit of the Ferrotec and Merger Sub and may be asserted by Ferrotec and the Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Ferrotec and the Merger Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Ferrotec or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding anything to the contrary provided in the Agreement or this Annex A, neither Ferrotec nor Merger Sub shall be permitted to waive the Minimum Condition without the written consent of the Company.



                                       43